Exhibit 10.2

AWARD AGREEMENT

FOR RESTRICTED STOCK UNITS

FOR DIRECTORS

UNDER THE MSCI INC. INDEPENDENT DIRECTORS’ EQUITY COMPENSATION PLAN

MSCI Inc. (together with all of its subsidiaries, the “Company”) hereby grants to you Restricted Stock Units (“RSUs”) as described below. The awards are being granted under the MSCI Inc. Independent Directors’ Equity Compensation Plan (as may be amended from time to time, the “Plan”).

Participant:	[Name]

Number of RSUs Granted:	[#] RSUs

Grant Date:	[Date] (the “Grant Date”)

Vesting Schedule:	100% of your RSUs shall vest on the earlier to occur of (a) the first anniversary of the Grant Date and (b) MSCI’s next annual general meeting of shareholders (such date, the “Scheduled Vesting Date”).

Provided you continue to provide services to the Company through the Scheduled Vesting Date, the RSUs will vest and convert as provided above and as further described in Exhibit A attached hereto. Your RSUs may be subject to forfeiture if you terminate service with the Company before the Scheduled Vesting Date, as set forth in the Plan and this Restricted Stock Unit Award Agreement (including Exhibit A attached hereto, this “Award Agreement”).

You agree that this Award Agreement is granted under the Plan and governed by the terms and conditions of the Plan and Exhibit A attached hereto. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Agreement as of the Grant Date.

MSCI INC.

Name:	Scott Crum
Title:	Chief Human Resources Officer

Attachments:	Exhibit A (Terms and Conditions of the Award)

EXHIBIT A

TERMS AND CONDITIONS

OF THE RESTRICTED STOCK UNIT AWARD AGREEMENT

Section 1. RSUs Generally.

MSCI has awarded you RSUs as an incentive for you to continue to provide services as a Director of MSCI and to, among other things, align your interests with those of the Company and to reward you for your continued service as a Director of MSCI in the future. As such, you will earn your RSU award only if you remain in continuous service as a Director of MSCI through the Scheduled Vesting Date.

Each of your RSUs corresponds to one share of MSCI common stock. An RSU constitutes a contingent and unsecured promise by MSCI to deliver one share of MSCI common stock on the conversion date for the RSU. As the holder of RSUs, you have only the rights of a general unsecured creditor of MSCI. You will not be a stockholder with respect to the shares of MSCI common stock underlying your RSUs unless and until your RSUs convert to shares.

Section 409A imposes rules relating to the taxation of deferred compensation, including your RSU award. The Company reserves the right to modify the terms of your RSU award, including, without limitation, the payment provisions applicable to your RSUs, to the extent necessary or advisable to comply with Section 409A.

Section 2. Vesting Schedule and Conversion.

(a) Vesting Schedule. Your RSUs will vest according to the following schedule: 100% of your RSUs will vest on the Scheduled Vesting Date. Except as otherwise provided in this Award Agreement, your RSUs will vest only if you continue to provide future services to the Company by remaining in continuous service as a Director of MSCI through the Scheduled Vesting Date. The special vesting terms set forth in Sections 4 and 5 of this Award Agreement apply (i) if your service as a Director of MSCI terminates by reason of your death or Disability or (ii) upon a Change in Control.

(b) Conversion.

(i) Except as otherwise provided in this Award Agreement or pursuant to any election form submitted in connection with the MSCI Inc. Independent Directors Deferral Plan, each of your vested RSUs will convert to one share of MSCI common stock within 30 days following the Scheduled Vesting Date.

(ii) Shares to which you are entitled to receive upon conversion of RSUs under any provision of this Award Agreement shall not be subject to any transfer restrictions, other than those that may arise under securities laws or the Company’s policies.

Section 3. Dividend Equivalent Payments.

Until your RSUs convert to shares of MSCI common stock, if and when MSCI pays a regular or ordinary cash dividend on its common stock, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held shares for your RSUs immediately prior to the record date. No dividend equivalents will be paid to you with respect to any canceled or forfeited RSUs.

MSCI will decide on the form of payment and may pay dividend equivalents in shares of MSCI common stock, in cash or in a combination thereof. MSCI will pay the dividend equivalent when it pays the corresponding dividend on its common stock.

Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax obligations.

Section 4. Death and Disability.

The following special vesting and payment terms apply to your RSUs:

(a) Death. If your service as a Director of MSCI terminates due to death, all of your unvested RSUs will immediately vest. Your RSUs will convert into shares of MSCI common stock upon your death. Such shares will be delivered to the beneficiary(ies) you have designated pursuant to Section 8 or the legal representative of your estate, as applicable.

(b) Disability. If your service as a Director of MSCI terminates due to Disability, all of your unvested RSUs will immediately vest. All of your RSUs will convert into shares of MSCI common stock on the date your service as a Director of MSCI terminates or within 30 days thereafter.

Section 5. Change in Control.

In the event of a Change in Control, all of your RSUs will immediately vest and convert into shares of MSCI common stock effective on the date of such Change in Control.

Section 6. Termination of Service and Cancellation of Awards.

Unless otherwise determined by the Board, your unvested RSUs will be canceled and forfeited in full if your service as a Director of MSCI terminates prior to the Scheduled Vesting Date for any reason other than under the circumstances set forth in this Award Agreement.

Section 7. Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your RSUs, other than as provided in Section 8 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution or otherwise as provided for by the Board. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the RSUs will be made only to you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of MSCI, shall all be bound by, and shall benefit from, the terms and conditions of your award.

Section 8. Designation of a Beneficiary.

You may make a written designation of a beneficiary or beneficiaries to receive all or part of the shares to be paid under this Award Agreement in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with MSCI’s Human Resources Department.

Any shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.

You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary(ies) to receive shares under this Award Agreement, MSCI may determine in its sole discretion to deliver the shares in question to your estate. MSCI’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such shares.

Section 9. Ownership and Possession.

(a) Prior to Conversion. Prior to conversion of your RSUs, you will not have any rights as a stockholder in the shares of MSCI common stock corresponding to your RSUs. However, you will receive dividend equivalent payments, as set forth in Section 3 of this Award Agreement.

(b) Following Conversion. Following conversion of your RSUs, you will be the beneficial owner of the shares of MSCI common stock issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

Section 10. Securities Law Compliance Matters.

MSCI may, if it determines it is appropriate, affix any legend to the stock certificates representing shares of MSCI common stock issued upon conversion of your RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. MSCI may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.

Section 11. Compliance with Laws and Regulations.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon conversion of your RSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which MSCI has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

Section 12. Consents under Local Law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or be obtained under, applicable local law.

Section 13. Award Modification and Section 409A

(a) Award Modification. MSCI reserves the right to modify or amend unilaterally the terms and conditions of your RSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. These amendments may include (but are not limited to) changes that MSCI considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. MSCI may not modify your RSUs in a manner that would materially impair your rights in your RSUs without your consent; provided, however, that MSCI may, without your consent, amend or modify your RSUs in any manner that MSCI considers necessary or advisable to comply with any Legal Requirement or to ensure that your RSUs are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment. MSCI will notify you of any amendment of your RSUs that affects your rights. Any amendment or waiver of a provision of this Award Agreement (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources, the Chief Administrative Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.

(b) Section 409A. You understand and agree that all payments made pursuant to this Award Agreement are intended to be exempt and/or comply with Section 409A, and shall be interpreted on a basis consistent with such intent. Notwithstanding the other provisions of this Award Agreement, to the extent necessary to comply with Section 409A, if MSCI considers you to be one of its “specified employees” at the time of your “separation from service” (as such terms are defined in the Code) from the Company, no conversion specified hereunder shall occur prior to your death or the expiration of the six-month period measured from the date of your separation from service from the Company (such period, the “Delay Period”). Any conversion of RSUs into shares that would have occurred during the Delay Period but for the fact that you are deemed to be a specified employee shall be satisfied either by (i) conversion of such RSUs into shares of MSCI common stock on the first business day following the Delay Period or (ii) a cash payment on the first business day following the Delay Period equal to the value of such RSUs on the scheduled conversion date (based on the value of the stock on such date) plus accrued interest as determined by MSCI.

Section 14. Severability.

In the event MSCI determines that any provision of this Award Agreement would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void and this Award Agreement will be construed and enforced as if the provision had not been included in this Award Agreement as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

Section 15. Governing Law.

This Award Agreement and the related legal relations between you and MSCI will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

Section 16. Rule of Construction for Timing of Conversion.

With respect to each provision of this Award Agreement that provides for your RSUs to convert to shares on the Scheduled Vesting Date or upon a different specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in payment, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which the Scheduled Vesting Date or such other specified event or date occurs, or if later, by March 15th of the year following such specified event or date.

Section 17. Defined Terms.

For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

(a) “Board” means the Board of Directors of MSCI.

(b) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(i) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by MSCI or any of its subsidiaries, (B) MSCI or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of MSCI in substantially the same proportions as their ownership of MSCI, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person(s) any securities acquired directly from MSCI or its affiliates other than in connection with the acquisition by MSCI or its affiliates of a business) representing 30% or more of the total voting power of the stock of MSCI; provided, however, that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by MSCI’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; and provided, further, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be a member of the Existing Board;

(iii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of MSCI) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of MSCI outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of MSCI stock (or if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of MSCI (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person any securities acquired directly from MSCI or its affiliates other than in connection with the acquisition by MSCI or its affiliates of a business) representing 50% or more of either the then outstanding shares of MSCI common stock or the combined voting power of MSCI’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of MSCI common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (i) through (iv) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any one person or more than one person acting as a group that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if you are part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control.

Terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

(c) “Disability” means “permanent and total disability” (as defined in Section 22(e) of the Code).

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e) “Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(f) “MSCI” means MSCI Inc., a Delaware corporation.

(g) “Section 409A” means Section 409A of the Code, and the rules, regulations and guidance thereunder.

APPENDIX A

Designation of Beneficiary(ies) Under

MSCI Independent Directors’ Equity Compensation Plan

This Designation of Beneficiary(ies) shall remain in effect with respect to all awards issued to me under any MSCI equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary(ies) supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

Beneficiary(ies) Name(s)	Relationship	Percentage

(1)

(2)

Address(es) of Beneficiary(ies):

(1)
(2)

Contingent Beneficiary(ies)

Please also indicate any contingent beneficiary(ies) and to which beneficiary(ies) above such interest relates.

Beneficiary(ies) Name(s)	Relationship	Nature of Contingency
(1)

(2)

Address(es) of Contingent Beneficiary(ies):

(1)
(2)

Name: (please print)	Date:

Signature

Please sign and return this form to MSCI’s Human Resources Department.

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